AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment to Employment Agreement is made this 6th day of February, 2004, between English Language Learning and Instruction System, Inc ("the Company") and Mark Emerson ("Employee"). This Amendment identifies and amends certain Sections of the August 29, 2003 Employment Agreement between the Company and Employee. Any sections from the August 29, 2003 Employment Agreement that are not specifically identified and amended herein remain in full force and effect.

      2. Employee's Duties. Employee is engaged to work full-time as the Company's President and Chief Operations Officer. Employee will generally implement strategies and discharge tasks that the Company's CEO and Board of Directors assign him. Employee will act as the Company's COO and second senior officer and generally monitor the Company's daily operations. Employee will appear at industry trade shows and otherwise represent the Company at public events as the Company's CEO and Board of Directors may direct him from time to time. Employee will interface with the Company's domestic distributors and continue his efforts to sell the Company's products as outlined in the August 29, 2003 Employment Agreement.

     3.   Compensation.

          a) An annual salary of $105,000, which shall be paid according to the Company's policies for paying salaried employees that are in place during the term of this Agreement.

          b) "Net revenues that ELLIS receives" shall be defined and calculated as 1) government initiatives allocated specifically to the sale of ELLIS products; 2) less costs and expenses associated with and incurred in procuring and servicing the sale, including, but not limited to, hardware costs, teachers' salaries and administrative fees.

          e) Options to purchase up to 12,500 shares of the Company's common stock for every quarter during which Employee is employed by the Company. These options will vest at the conclusion of every quarter during which Employee is employed by the Company. All vested options will expire 60 days after Employee's employment with the Company terminates. The strike price for these options will be whichever is lower of either 1) the average bid price for one share of the Company's common stock on the primary exchange on which it is traded for the last 10 days of the particular quarter during which the options vest; or 2) the price at which the Company offers to sell shares of its common stock to any person or entity.

          g) This Section is stricken in its entirety and will not apply from the date of this Amendment forward.


ENGLISH LANGAUGE LEARNING             EMPLOYEE
AND INSTRUCTION SYSTEM, INC.


/s/ Frank Otto                        /s/ Mark Emerson
_____________________________         ______________________________
Frank Otto                            Mark Emerson
Chairman of Board of Directors        Employee


 2/8/04                                 2/8/04
_____________________________         ______________________________
Date                                  Date